Exhibit 99.1

FOR IMMEDIATE RELEASE

Bristow Group Reports Preliminary Third Quarter Fiscal Year 2019 Results

Bristow Group Provides Preliminary Results for the Three and Nine Months ended December 31, 2018 and Files Form 12b-25 with SEC for Extension of Time to File Its Form 10-Q for Period Ending
December 31, 2018; Intends to Hold Investor Call After Form 10-Q Has Been Filed

Jonathan Baliff’s Retirement to Become Effective February 28, 2019; Vice-Chairman of the Board and Interim President Thomas Amonett to Also Serve as Interim CEO For Remainder of CEO Search Process

HOUSTON, February 11, 2019 – Bristow Group Inc. (NYSE: BRS) today announced that it filed a Form 12b-25 notification of late filing with the Securities and Exchange Commission and released preliminary results for the three and nine months ended December 31, 2018. The Company intends to hold its investor conference call to discuss its fiscal year 2019 third quarter after it has filed its Form 10-Q with the SEC, and will not be commenting until the Form 10-Q has been filed.
Management has concluded that the Company did not have adequate monitoring control processes in place related to non-financial covenants within certain of its secured financing and lease agreements, and this control deficiency identified represents a “material weakness” in internal controls over financial reporting.  Accordingly, the Company’s internal control over financial reporting was ineffective at March 31, 2018 and the reporting periods thereafter. As such, both management’s assessment and the report of KPMG on internal control over financial reporting as of March 31, 2018 should no longer be relied upon. In addition, because of the material weakness described above, in February 2019, the Company’s management has determined that the Company’s disclosure controls and procedures were not effective at a reasonable assurance level as of March 31, 2018 and the reporting periods thereafter.
The Company is evaluating whether this material weakness in internal controls over financial reporting resulted in a misstatement in the Company’s financial statements included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and the impact on the financial statements of the Company as of December 31, 2018, including disclosures. The Company is specifically evaluating whether certain debt balances should be reclassified from long-term to short-term in those financial statements, whether related waivers can be obtained from lenders, if necessary, and the resulting impact on the assessment of the Company’s ability to continue as a going concern.
Further discussion of the material weakness and any financial statement implications, including any related revisions to the Company’s previously issued financial statements, if required, will be included in the Quarterly Report on Form 10-Q for the three months ended December 31, 2018 and in an amendment to the Annual Report on Form 10-K for the fiscal year ended March 31, 2018.
The Company intends to file the Form 10-Q no later than February 19, 2019.

PRELIMINARY THIRD QUARTER FISCAL YEAR 2019 RESULTS

All amounts shown are dollar amounts in thousands unless otherwise noted:

	Three Months Ended December 31,			Nine Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Operating revenue	$317,091	$345,528	(8.2)%	$1,002,789	$1,043,249	(3.9)%
Net loss attributable to Bristow Group	(85,944)	(8,273)	*	(262,242)	(94,757)	(176.8)%
Diluted loss per share	(2.40)	(0.23)	*	(7.34)	(2.69)	(172.9)%
Adjusted EBITDA (1)	23,643	34,964	(32.4)%	71,722	82,545	(13.1)%
Adjusted net loss (1)	(20,259)	(18,450)	(9.8)%	(77,386)	(59,198)	(30.7)%
Adjusted diluted loss per share (1)	(0.57)	(0.52)	(9.6)%	(2.17)	(1.68)	(29.2)%
Operating cash flow	(42,000)	26,027	*	(68,902)	(9,307)	*
Capital expenditures	16,409	12,124	35.3%	33,711	36,441	(7.5)%
Rent expense	48,155	42,620	13.0%	147,827	158,519	(6.7)%

	December 31, 2018	September 30, 2018	March 31, 2018	% Change September 30, 2018 to December 31, 2018	% Change March 31, 2018 to September 30, 2018
Cash	$231,326	$307,791	$380,223	(24.8)%	(39.2)%
Undrawn borrowing capacity on ABL Facility (2)	5,568	11,691	—	(52.4)%	*
Total liquidity	$236,894	$319,482	$380,223	(25.9)%	(37.7)%
______________
* percentage change too large to be meaningful or not applicable

(1)	A full reconciliation of non-GAAP financial measures is included at the end of this news release

(2)
The Company’s $75 million Asset-Backed Revolving Credit Facility (“ABL Facility”) closed on April 17, 2018 and, therefore, availability under such facility is not included in liquidity as of March 31, 2018.

Bristow noted that it ended the December 2018 quarter with more than $236 million in total liquidity. The Company is focused on improving its financial performance. Accordingly, Bristow is taking specific actions related to its global asset portfolio, financing arrangements and planned expenditures with the goal of improving cash flow while maintaining its competitive positioning.
December 2018 quarter results continued to reflect an environment that remains uneven and challenging in the oil and gas footprint. Solid performance in the U.K. SAR business, Africa region and Norway operations was mostly offset by the continued losses in the Company’s Eastern and Airnorth fixed wing operations, negative impact of foreign exchange volatility, and expenses associated with the Columbia Helicopters, Inc. (“Columbia”) transaction, which had a negative impact on cash flow and overall liquidity during the December 2018 quarter. December 2018 quarter adjusted EBITDA benefited from approximately $10 million in non-recurring, non-cash items, including reversals of compensation accruals, original equipment manufacturer (“OEM”) cost recoveries and lower insurance accruals, reflecting its safety performance this fiscal year.
CEO SUCCESSION
The previously announced retirement of Chief Executive Officer Jonathan E. Baliff will become effective on February 28, 2019, when he will also resign from the Bristow Board of Directors. Bristow is in the process of selecting a new Chief Executive Officer; the Corporate Governance and Nominating Committee of the Board of Directors is leading the search process, with input from the Board and the support of an executive search firm. Effective upon Mr. Baliff’s retirement and until the appointment of a new Chief Executive Officer, the Bristow Board of Directors has named Thomas N. Amonett, currently the Vice-Chairman of the Board of Directors and interim President of Bristow, to the additional role of interim Chief Executive Officer.
The entire Bristow family is grateful for Jonathan’s leadership and service over the past nine years, and wishes him all the best. The Board has confidence in the Bristow senior leadership team, and believes Tom has the experience to take on additional responsibilities on an interim basis as the Company completes the process of identifying and transitioning its new permanent Chief Executive Officer.

BUSINESS AND FINANCIAL HIGHLIGHTS

•	Net loss was $85.9 million ($2.40 per diluted share) for the December 2018 quarter compared to a net loss of $8.3 million ($0.23 per diluted share) for the December 2017 quarter.

•
Adjusted net loss was $20.3 million ($0.57 per diluted share) for the December 2018 quarter compared to an adjusted net loss of $18.5 million ($0.52 per diluted share) for the December 2017 quarter; the December 2018 quarter is adjusted for $53.2 million in net unfavorable special items, including $45.2 million of non-cash tax items, and the December 2017 quarter is adjusted for $12.6 million in net favorable special items.

•
Adjusted EBITDA of $23.6 million for the December 2018 quarter was higher than expected as a result of higher revenue primarily from increased activity levels in Norway, and its Africa and Americas regions, and an approximate $10 million benefit from non-recurring, non-cash items, including reversals of compensation accruals, OEM cost recoveries and lower insurance accruals.

•
The Company had $236.9 million of total liquidity as of December 31, 2018 with $42 million in negative operating cash flow during the quarter driven primarily by working capital changes that included approximately $20 million of non-recurring payments including $6.7 million related to Eastern overdraft facility, $6.5 million payment for Airnorth engine overhauls accrued at September 30, $4.8 million for Columbia related professional fees and $1.75 million consent solicitation fee which will be refunded. In addition, the Company paid down debt of $19.1 million and incurred $15.8 million in net capital expenditures including $8.3 million paid for the acquisition of a leased AW139 on a customer contract.

•
The Company also announced today that its agreement to acquire Columbia was terminated by mutual agreement of the parties. In connection with the termination, Bristow has paid $20 million to Columbia. The Company, Columbia and Columbia’s shareholders have agreed to release each other from all claims in connection with the transaction agreement and the proposed transactions. Bristow and Columbia concluded that it was not possible to combine the two companies at this time due to a number of developments that occurred following the entry into the agreement. The companies believe in the potential for collaboration and are actively considering mutually beneficial opportunities to work together. The Company noted the termination of the Columbia transaction is unrelated to Bristow’s 12b-25 extension and related accounting review.

Operating revenue from external customers by line of service was as follows:

	Three Months Ended December 31,
	2018	2017	% Change

	(in thousands, except percentages)
Oil and gas services	$216,106	$236,655	(8.7)%
U.K. SAR services	54,346	55,659	(2.4)%
Fixed wing services	46,173	52,476	(12.0)%
Corporate and other	466	738	(36.9)%
Total operating revenue	$317,091	$345,528	(8.2)%
The year-over-year decrease in operating revenue was primarily driven by a decrease in the Company’s oil and gas services driven by decreased flight activity in its Asia Pacific region, its Canada operations within its Americas region, and its Africa region. Revenue declines from fixed wing services in the Company’s Europe Caspian and Asia Pacific regions were partially offset by increased operating revenue from its fixed wing services in its Africa region. Additionally, revenue decreased by $7.8 million in the December 2018 quarter compared to the December 2017 quarter due to changes in foreign currency exchange rates, primarily in the Company’s Europe Caspian and Asia Pacific regions related to the strengthening of the U.S. dollar versus the British pound sterling and Australian dollar.
The GAAP net loss and diluted loss per share for the December 2018 quarter were significantly impacted by the following special items:

•
Organizational restructuring costs of $2.4 million ($2.4 million net of tax), or $0.07 per share, included in direct cost and general and administrative expense, which resulted from reduction in force programs across the global organization designed to increase efficiency and reduce costs,

•
Transaction costs of $7.2 million ($5.7 million net of tax), or $0.16 per share, included in general and administrative expense, resulting from the Columbia transaction and related financing transactions, and

•	Non-cash tax expense of $45.2 million, or $1.26 per share, including $33.5 million from valuation allowances on deferred tax assets and $11.7 million from the Tax Cuts and Jobs Act.
Additionally, the Company realized a loss on disposal of assets of $16.0 million ($12.5 million net of tax), or $0.35 per share, during the December 2018 quarter, including $14.0 million for contract termination costs for an aircraft purchase contract with Sikorsky that was terminated in December 2018 and $1.4 million for impairment of assets held for sale. The Company has filed a lawsuit against Sikorsky related to the contract termination costs, seeking to recover its approximately $12 million deposit, but cannot predict the outcome of such action or whether it will be successful in recovering any portion of this amount.
The year-over-year change in GAAP net loss and diluted loss per share were primarily driven by lower revenue in the December 2018 quarter discussed above, higher interest expense, higher loss on disposal of assets and higher rent expense due to less of a benefit from OEM cost recoveries in the December 2018 quarter discussed below, a larger negative impact from special items in the December 2018 quarter compared to in the December 2017 quarter, and higher tax expense primarily due to valuation allowances on deferred tax assets, partially offset by lower general and administrative expenses.
The December 2018 quarter results benefited from the impact of $2.0 million of OEM cost recoveries resulting in a $1.0 million reduction in rent expense (included in direct cost) and a $1.0 million reduction in direct cost. The December 2017 quarter results benefited from the impact of $13.1 million of OEM cost recoveries resulting in a reduction in rent expense (included in direct cost). The OEM cost recoveries described above are included within adjusted net income, adjusted earnings per share and adjusted EBITDA in the December 2018 quarter and December 2017 quarter.
The year-over-year change in adjusted EBITDA was primarily driven by the decline in oil and gas revenue and higher rent expense as discussed above. These unfavorable changes were partially offset by a decrease in general and administrative expense primarily from lower salaries and benefits in the December 2018 quarter. The year-over-year change in adjusted net loss and adjusted diluted loss per share was impacted by the same items that impacted adjusted EBITDA as well as higher interest expense; however, a more favorable adjusted tax rate in the December 2018 quarter more than offset these negative changes.
The December 2017 quarter was also impacted by special items as reflected in the table at the end of this release.
LIQUIDITY AND FINANCIAL FLEXIBILITY
The Company’s December 31, 2018 liquidity of $236.9 million was down $83 million from its September 30, 2018 liquidity of $319.5 million, driven by negative operating cash flow of $42.0 million, $15.8 million in net capital expenditures, $19.1 million in debt repayments, and a $6.1 million reduction in borrowing capacity under its ABL Facility. Included in the cash use during the December 2018 quarter were debt and overdraft facility repayments for Eastern Airways of $14.1 million and payment of fees and expenses associated with the Columbia transaction of $4.8 million. The Company also continued to experience headwinds related to foreign exchange volatility and with its fixed wing operations that had a negative impact on cash.
Given the gradual recovery of the offshore oil and gas markets and the Company’s ongoing required debt service, including aircraft lease costs, the Company remains focused on eliminating and deferring capital expenditures and improving operating cash flow as it strives to maintain adequate liquidity. The Company continues to reduce its aircraft lease costs and, during the December 2018 quarter, it returned three leased oil and gas aircraft and is in the process of returning another two oil and gas aircraft over the remainder of fiscal 2019 with the ability to return another 19 oil and gas aircraft in fiscal 2020.

REGIONAL PERFORMANCE

Europe Caspian

	Three Months Ended December 31,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$180,829	$189,910	(4.8)%
Operating income	$3,342	$5,274	(36.6)%
Operating margin	1.8%	2.8%	(35.7)%
Adjusted EBITDA	$14,068	$18,614	(24.4)%
Adjusted EBITDA margin	7.8%	9.8%	(20.4)%
Rent expense	$30,262	$29,499	2.6%
Operating revenue for the Company’s Europe Caspian region decreased in the December 2018 quarter compared to the December 2017 quarter primarily as a result of a decrease in U.K. oil and gas revenue due to a decrease in activity and unfavorable changes in foreign currency exchange rates, a decrease in fixed wing revenue from Eastern Airways due to a decrease in activity and unfavorable changes in foreign currency exchange rates and a decrease in U.K. SAR revenue primarily due to unfavorable changes in foreign currency exchange rates. These decreases were partially offset by increased operating revenue in Norway driven by an increase in activity. Additionally, revenue decreased by $5.2 million in the December 2018 quarter compared to the December 2017 quarter due to unfavorable changes in foreign currency exchange rates. Eastern Airways contributed $24.4 million and $29.5 million in operating revenue for the December 2018 quarter and December 2017 quarter, respectively.
The December 2018 quarter results benefited from OEM cost recoveries received in prior periods that resulted in a $1.2 million reduction in direct cost. The December 2017 quarter results benefited from OEM cost recoveries that resulted in a $7.1 million reduction in rent expenses (included in direct cost). Bristow will recognize an additional $0.5 million reduction in direct cost over the remainder of fiscal year 2019 related to these OEM cost recoveries in its Europe Caspian region results. These items are included in operating income and adjusted EBITDA in the December 2018 quarter and December 2017 quarter.
The decrease in operating income and operating margin from the December 2017 quarter was primarily due to lower revenue discussed above and lower OEM cost recoveries of $5.9 million, partially offset by lower salaries and benefits. In addition to the items impacting operating income and operating margin, adjusted EBITDA and adjusted EBITDA margin decreased due to foreign exchange losses of $2.1 million from revaluation of assets and liabilities included in other income (expense), net in the December 2018 quarter compared to gains of $1.3 million recorded in the December 2017 quarter. Eastern Airways contributed a negative $5.4 million and positive $4.1 million in adjusted EBITDA for the December 2018 quarter and December 2017 quarter, respectively.
Africa

	Three Months Ended December 31,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$41,394	$47,915	(13.6)%
Operating income	$5,286	$10,470	(49.5)%
Operating margin	12.8%	21.9%	(41.6)%
Adjusted EBITDA	$8,639	$14,206	(39.2)%
Adjusted EBITDA margin	20.9%	29.6%	(29.4)%
Rent expense	$2,677	$2,048	30.7%
Operating revenue for Africa decreased in the December 2018 quarter primarily due to a contract that expired on March 31, 2018, which was partially offset by an increase in activity from other oil and gas customers due to a stronger than expected recovery as utilization on existing assets has improved. Additionally, fixed wing services in Africa generated $3.4 million and $2.0 million of operating revenue for the December 2018 quarter and December 2017 quarter, respectively.

Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin decreased as a result of the decrease in operating revenue in the December 2018 quarter, which was partially offset by a decrease in direct costs and general and administrative expense.
Americas

	Three Months Ended December 31,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$57,502	$60,345	(4.7)%
Earnings from unconsolidated affiliates	$839	$2,097	(60.0)%
Operating income	$4,412	$5,308	(16.9)%
Operating margin	7.7%	8.8%	(12.5)%
Adjusted EBITDA	$11,892	$12,689	(6.3)%
Adjusted EBITDA margin	20.7%	21.0%	(1.4)%
Rent expense	$5,641	$6,295	(10.4)%
Operating revenue decreased in the December 2018 quarter primarily due to a decrease in operating revenue in Canada and the U.S. Gulf of Mexico resulting from reduced activity, partially offset by an increase in activity with the Company’s Trinidad oil and gas customers.
Earnings from unconsolidated affiliates, net of losses, decreased primarily due to a reduction in earnings from the Company’s investment in Líder in Brazil resulting from a decline in activity, partially offset by less of an unfavorable change in foreign currency exchange rates.
Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin were all mostly flat as the decreases in earnings from unconsolidated affiliates and operating revenue discussed above were mostly offset by a decrease in salaries and benefits due to lower headcount and a decrease in rent expense.
Asia Pacific

	Three Months Ended December 31,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$40,077	$50,248	(20.2)%
Operating loss	$(6,654)	$(941)	*
Operating margin	(16.6)%	(1.9)%	*
Adjusted EBITDA	$(3,411)	$4,797	*
Adjusted EBITDA margin	(8.5)%	9.5%	*
Rent expense	$7,927	$2,807	182.4%
_____________
 * percentage change too large to be meaningful or not applicable
Operating revenue decreased in the December 2018 quarter primarily due to an end of short-term contracts in Australia and a decrease from the Company’s fixed wing operations at Airnorth. Airnorth contributed $18.4 million and $21.0 million in operating revenue for the December 2018 quarter and December 2017 quarter, respectively.
Operating loss increased and operating margin, adjusted EBITDA and adjusted EBITDA margin decreased in the December 2018 quarter primarily due to a decrease in operating revenue discussed above. Additionally, rent expense increased primarily due to a decrease in OEM credits. These unfavorable changes were partially offset by a decrease in salaries and benefits due to headcount reductions. Additionally, changes in foreign exchange rates negatively impacted adjusted EBITDA results by $2.1 million compared to the December 2017 quarter primarily due to foreign exchange rate losses of $2.3 million and $0.3 million for the December 2018 quarter and December 2017 quarter, respectively. Airnorth contributed a negative $1.2 million and positive $2.2 million in adjusted EBITDA for the December 2018 quarter and December 2017 quarter, respectively.

Corporate and other

	Three Months Ended December 31,
	2018	2017	% Change

	(in thousands, except percentages)
Operating revenue	$465	$743	(37.4)%
Operating loss	$(21,535)	$(19,047)	(13.1)%
Adjusted EBITDA	$(7,545)	$(15,342)	50.8%
Rent expense	$1,648	$1,971	(16.4)%
Operating revenue decreased in the December 2018 quarter primarily due to the sale of Bristow Academy on November 1, 2017.
Operating loss increased in the December 2018 quarter primarily due to an increase in general and administrative expenses primarily due to a $6.0 million increase in professional fees primarily due to the Columbia transaction, partially offset by a decrease in compensation expense resulting from a reduction in short-term and long-term incentive compensation costs. Adjusted EBITDA improved primarily due to the reduction in general and administrative expenses excluding organizational restructuring and transaction costs, and foreign currency transaction gains of $1.7 million in the December 2018 quarter compared to foreign currency transaction losses of $0.3 million in the December 2017 quarter.
During the December 2018 quarter, the Company recorded $7.2 million of transaction costs and during the December 2017 quarter, it recorded $0.1 million of organizational restructuring costs, both of which are excluded from adjusted EBITDA and adjusted EBITDA margin.

ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding the filing of the Company’s Form 10-Q, expected contract revenue, actions that may be taken to improve the Company’s liquidity, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity, market and industry conditions, and other statements identified by words such as “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “intend,” “plan,” “potential,” “predict,” “project,” “aim,” “hope,” “predict,” and similar words, phrases and expressions, although not all forward-looking statements include such words, phrases or expressions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause events or results to differ materially from those anticipated include but are not limited to the following: the review and finalization of the Company’s historical financial statement; fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by customers and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our inability to obtain financing on favorable terms, whether caused by our financial position, lower debt credit ratings, unstable markets or otherwise; our ability to pay, refinance or restructure our debt and aircraft lease commitments; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2018 and quarterly report on Form 10-Q for the quarter ended September 30, 2018. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

(financial tables follow)

Investor Relations
Linda McNeill
Director, Investor Relations
+1 713.267.7622

Global Media Relations
Adam Morgan
Director, Global Communications
+1 281.253.9005

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017

Revenue:
Operating revenue from non-affiliates	$303,206	$328,944	$963,252	$991,655
Operating revenue from affiliates	13,885	16,584	39,537	51,594
Reimbursable revenue from non-affiliates	14,238	15,207	47,091	43,271
	331,329	360,735	1,049,880	1,086,520
Operating expense:
Direct cost	262,039	271,894	819,307	842,216
Reimbursable expense	13,862	14,725	44,960	42,365
Depreciation and amortization	30,615	31,682	92,045	94,119
General and administrative	40,742	43,366	119,682	138,695
	347,258	361,667	1,075,994	1,117,395

Loss on impairment	—	—	(117,220)	(1,192)
Loss on disposal of assets	(16,015)	(4,591)	(18,986)	(12,418)
Earnings (losses) from unconsolidated affiliates, net	780	1,996	(2,333)	3,394
Operating loss	(31,164)	(3,527)	(164,653)	(41,091)

Interest expense, net	(27,113)	(19,093)	(80,690)	(53,677)
Other income (expense), net	(3,660)	(736)	(10,814)	235
Loss before provision for income taxes	(61,937)	(23,356)	(256,157)	(94,533)
Benefit (provision) for income taxes	(23,764)	13,419	(5,258)	(2,546)
Net loss	(85,701)	(9,937)	(261,415)	(97,079)
Net (income) loss attributable to noncontrolling interests	(243)	1,664	(827)	2,322
Net loss attributable to Bristow Group	$(85,944)	$(8,273)	$(262,242)	$(94,757)

Loss per common share:
Basic	$(2.40)	$(0.23)	$(7.34)	$(2.69)
Diluted	$(2.40)	$(0.23)	$(7.34)	$(2.69)

Non-GAAP measures:
Adjusted EBITDA	$23,643	$34,964	$71,722	$82,545
Adjusted EBITDA margin	7.5%	10.1%	7.2%	7.9%
Adjusted net loss	$(20,259)	$(18,450)	$(77,386)	$(59,198)
Adjusted diluted loss per share	$(0.57)	$(0.52)	$(2.17)	$(1.68)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(261,415)	$(97,079)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	92,045	94,119
Deferred income taxes	(5,848)	(14,665)
Write-off of deferred financing fees	—	1,138
Discount amortization on long-term debt	4,713	343
Loss on disposal of assets	18,986	12,418
Loss on impairment	117,220	1,192
Deferral of lease payment	3,967	2,423
Stock-based compensation	5,651	8,776
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	2,518	(3,185)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	16,063	(3,785)
Inventories	(3,065)	(4,618)
Prepaid expenses and other assets	(1,571)	10,250
Accounts payable	(1,956)	(14,540)
Accrued liabilities	(47,390)	(5,528)
Other liabilities and deferred credits	(8,820)	3,434
Net cash used in operating activities	(68,902)	(9,307)
Cash flows from investing activities:
Capital expenditures	(33,711)	(36,441)
Proceeds from asset dispositions	9,093	48,547
Proceeds from OEM cost recoveries	—	94,463
Net cash provided by (used in) investing activities	(24,618)	106,569
Cash flows from financing activities:
Proceeds from borrowings	387	548,768
Debt issuance costs	(2,599)	(11,653)
Repayment of debt	(49,116)	(609,667)
Purchase of 4½% Convertible Senior Notes call option	—	(40,393)
Proceeds from issuance of warrants	—	30,259
Partial prepayment of put/call obligation	(40)	(36)
Dividends paid to noncontrolling interest	(580)	—
Common stock dividends paid	—	(2,465)
Issuance of common stock	2,830	—
Repurchases for tax withholdings on vesting of equity awards	(1,505)	(591)
Net cash used in financing activities	(50,623)	(85,778)
Effect of exchange rate changes on cash and cash equivalents	(4,754)	9,708
Net increase (decrease) in cash and cash equivalents	(148,897)	21,192
Cash and cash equivalents at beginning of period	380,223	96,656
Cash and cash equivalents at end of period	$231,326	$117,848

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	20,746	22,909	66,723	68,762
Africa	4,618	7,417	12,290	22,561
Americas	9,105	7,954	28,107	23,810
Asia Pacific	5,331	6,672	17,885	19,991
Consolidated	39,800	44,952	125,005	135,124
Operating revenue:
Europe Caspian	$180,829	$189,910	$587,264	$570,983
Africa	41,394	47,915	113,545	146,523
Americas	57,502	60,345	169,270	178,884
Asia Pacific	40,077	50,248	141,106	153,365
Corporate and other	465	743	1,363	3,912
Intra-region eliminations	(3,176)	(3,633)	(9,759)	(10,418)
Consolidated	$317,091	$345,528	$1,002,789	$1,043,249
Consolidated operating loss:
Europe Caspian	$3,342	$5,274	$13,856	$19,499
Africa	5,286	10,470	7,892	28,353
Americas	4,412	5,308	(1,362)	11,535
Asia Pacific	(6,654)	(941)	(14,613)	(19,374)
Corporate and other	(21,535)	(19,047)	(151,440)	(68,686)
Loss on disposal of assets	(16,015)	(4,591)	(18,986)	(12,418)
Consolidated	$(31,164)	$(3,527)	$(164,653)	$(41,091)
Operating margin:
Europe Caspian	1.8%	2.8%	2.4%	3.4%
Africa	12.8%	21.9%	7.0%	19.4%
Americas	7.7%	8.8%	(0.8)%	6.4%
Asia Pacific	(16.6)%	(1.9)%	(10.4)%	(12.6)%
Consolidated	(9.8)%	(1.0)%	(16.4)%	(3.9)%
Adjusted EBITDA:
Europe Caspian	$14,068	$18,614	$62,727	$58,716
Africa	8,639	14,206	19,063	40,206
Americas	11,892	12,689	20,446	33,430
Asia Pacific	(3,411)	4,797	(4,325)	502
Corporate and other	(7,545)	(15,342)	(26,189)	(50,309)
Consolidated	$23,643	$34,964	$71,722	$82,545
Adjusted EBITDA margin:
Europe Caspian	7.8%	9.8%	10.7%	10.3%
Africa	20.9%	29.6%	16.8%	27.4%
Americas	20.7%	21.0%	12.1%	18.7%
Asia Pacific	(8.5)%	9.5%	(3.1)%	0.3%
Consolidated	7.5%	10.1%	7.2%	7.9%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of December 31, 2018
(Unaudited)

	Percentage of Current Period Operating Revenue	Aircraft in Consolidated Fleet
		Helicopters			Fixed Wing (1)		Unconsolidated Affiliates (4)
		Small	Medium	Large		Total (2)(3)		Total
Europe Caspian	58%	—	12	75	32	119	—	119
Africa	11%	3	28	7	3	41	43	84
Americas	17%	21	40	14	—	75	65	140
Asia Pacific	14%	—	8	20	14	42	—	42
Total	100%	24	88	116	49	277	108	385
Aircraft not currently in fleet: (5)
On order		—	—	26	—	26
Under option		—	—	4	—	4
_____________

(1)
Eastern Airways operates a total of 32 fixed wing aircraft in the Europe Caspian region and provides technical support for two fixed wing aircraft in the Africa region. Additionally, Airnorth operates a total of 14 fixed wing aircraft, which are included in the Asia Pacific region.

(2)	Includes 10 aircraft held for sale and 86 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Fixed Wing	Total
Europe Caspian	—	1	—	—	1
Africa	2	3	—	—	5
Americas	—	3	—	—	3
Asia Pacific	—	—	—	1	1
Total	2	7	—	1	10

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Fixed Wing	Total
Europe Caspian	—	1	36	12	49
Africa	—	1	3	—	4
Americas	2	13	5	—	20
Asia Pacific	—	3	6	4	13
Total	2	18	50	16	86

(3)	The average age of Bristow’s helicopter fleet was approximately ten years as of December 31, 2018.

(4)
The 108 aircraft operated by the Company’s unconsolidated affiliates do not include those aircraft leased from us. Includes 42 helicopters (primarily medium) and 22 fixed wing aircraft owned and managed by Líder Táxi Aéreo S.A. (“Líder”), its unconsolidated affiliate in Brazil included in the Americas region, and 36 helicopters and seven fixed wing aircraft owned by Petroleum Air Services (“PAS”), its unconsolidated affiliate in Egypt included in the Africa region, and one helicopter operated by Cougar Helicopters Inc., its unconsolidated affiliate in Canada included in the Americas region.

(5)	This table does not reflect aircraft which its unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by the Company’s independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017

	(In thousands, except percentages and per share amounts)
Net loss	$(85,701)	$(9,937)	$(261,415)	$(97,079)
Loss on disposal of assets	16,015	4,591	18,986	12,418
Special items	9,568	2,810	132,481	16,352
Depreciation and amortization	30,615	31,682	92,045	94,119
Interest expense	29,382	19,237	84,367	54,189
Provision (benefit) for income taxes	23,764	(13,419)	5,258	2,546
Adjusted EBITDA	$23,643	$34,964	$71,722	$82,545

Benefit (provision) for income taxes	$(23,764)	$13,419	$(5,258)	$(2,546)
Tax provision (benefit) on loss on disposal of assets	(3,540)	(2,130)	(3,840)	8,061
Tax provision (benefit) on special items	43,642	(15,448)	37,229	(1,272)
Adjusted benefit (provision) for income taxes	$16,338	$(4,159)	$28,131	$4,243

Effective tax rate (1)	(38.4)%	57.5%	(2.1)%	(2.7)%
Adjusted effective tax rate (1)	44.9%	(26.1)%	26.9%	6.5%

Net loss attributable to Bristow Group	$(85,944)	$(8,273)	$(262,242)	$(94,757)
Loss on disposal of assets	12,475	2,461	15,146	20,479
Special items	53,210	(12,638)	169,710	15,080
Adjusted net loss	$(20,259)	$(18,450)	$(77,386)	$(59,198)

Diluted loss per share	$(2.40)	$(0.23)	$(7.34)	$(2.69)
Loss on disposal of assets	0.35	0.07	0.42	0.58
Special items	1.49	(0.36)	4.75	0.43
Adjusted diluted loss per share	(0.57)	(0.52)	(2.17)	(1.68)
_____________

(1)
Effective tax rate is calculated by dividing benefit (provision) for income tax by pretax net loss. Adjusted effective tax rate is calculated by dividing adjusted benefit (provision) for income tax by adjusted pretax net loss. Tax provision (benefit) on loss on disposal of assets and tax provision (benefit) on special items is calculated using the statutory rate of the entity recording the loss on disposal of assets or special item.

The following table presents reconciliation of adjusted EBITDA by segment and adjusted EBITDA margin and rent expense by region for the three months ended December 31, 2018:

	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total

	(In thousands, except percentages)
Operating income (loss)	$3,342	$5,286	$4,412	$(6,654)	$(21,535)	$(16,015)	$(31,164)
Depreciation and amortization expense	13,041	3,732	7,108	3,812	2,922		30,615
Interest income	36	1	—	15	2,217		2,269
Other income (expense), net	(2,949)	(380)	320	(2,343)	1,692		(3,660)
Special items and loss on disposal of assets	598	—	52	1,759	7,159	16,015	25,583
Adjusted EBITDA	$14,068	$8,639	$11,892	$(3,411)	$(7,545)	$—	$23,643

Adjusted EBITDA margin	7.8%	20.9%	20.7%	(8.5)%			7.5%

Rent expense	$30,262	$2,677	$5,641	$7,927	$1,648		$48,155
The following table presents reconciliation of adjusted EBITDA by segment and adjusted EBITDA margin and rent expense by region for the three months ended December 31, 2017:

	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total

	(In thousands, except percentages)
Operating income (loss)	$5,274	$10,470	$5,308	$(941)	$(19,047)	$(4,591)	$(3,527)
Depreciation and amortization expense	12,771	3,664	6,909	4,479	3,859		31,682
Interest income	3	5	26	28	82		144
Other income (expense), net	(151)	(400)	358	(276)	(267)		(736)
Special items and loss on disposal of assets	717	467	88	1,507	31	4,591	7,401
Adjusted EBITDA	$18,614	$14,206	$12,689	$4,797	$(15,342)	$—	$34,964

Adjusted EBITDA margin	9.8%	29.6%	21.0%	9.5%			10.1%

Rent expense	$29,499	$2,048	$6,295	$2,807	$1,971		$42,620

The following table presents reconciliation of adjusted EBITDA by segment and adjusted EBITDA margin and rent expense by region for the nine months ended December 31, 2018:

	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total

	(In thousands, except percentages)
Operating income (loss)	$13,856	$7,892	$(1,362)	$(14,613)	$(151,440)	$(18,986)	$(164,653)
Depreciation and amortization expense	37,985	10,811	21,299	12,221	9,729		92,045
Interest income	68	4	2	67	3,536		3,677
Other income (expense), net	(11,076)	356	249	(6,076)	5,733		(10,814)
Special items and loss on disposal of assets	21,894	—	258	4,076	106,253	18,986	151,467
Adjusted EBITDA	$62,727	$19,063	$20,446	$(4,325)	$(26,189)	$—	$71,722

Adjusted EBITDA margin	10.7%	16.8%	12.1%	(3.1)%			7.2%

Rent expense	$93,437	$6,945	$18,573	$24,325	$4,547		$147,827
The following table presents reconciliation of adjusted EBITDA by segment and adjusted EBITDA margin and rent expense by region for the nine months ended December 31, 2017:

	Europe Caspian	Africa	Americas	Asia Pacific	Corporate and other	Loss on disposal of assets	Total

	(In thousands, except percentages)
Operating income (loss)	$19,499	$28,353	$11,535	$(19,374)	$(68,686)	$(12,418)	$(41,091)
Depreciation and amortization expense	36,789	10,330	20,906	15,347	10,747		94,119
Interest income	9	88	79	72	264		512
Other income (expense), net	1,434	762	553	789	(3,303)		235
Special items and loss on disposal of assets	985	673	357	3,668	10,669	12,418	28,770
Adjusted EBITDA	$58,716	$40,206	$33,430	$502	$(50,309)	$—	$82,545

Adjusted EBITDA margin	10.3%	27.4%	18.7%	0.3%			7.9%

Rent expense	$102,803	$6,424	$18,480	$24,356	$6,456		$158,519

	Three Months Ended December 31, 2018
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(2,409)	$(2,398)	$(0.07)
Transaction costs (2)	(7,159)	(5,656)	(0.16)
Tax items (3)	—	(45,156)	(1.26)
Total special items	$(9,568)	$(53,210)	(1.49)

	Three Months Ended December 31, 2017
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(2,810)	$(2,501)	$(0.07)
Tax items (3)	—	15,139	0.42
Total special items	$(2,810)	$12,638	0.36

	Nine Months Ended December 31, 2018
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Loss on impairment (4)	$(117,220)	$(101,105)	(2.83)
Organizational restructuring costs (1)	(6,855)	(6,501)	(0.18)
Transaction costs (2)	(8,406)	(6,641)	(0.19)
Tax items (3)	—	(55,463)	(1.55)
Total special items	$(132,481)	$(169,710)	(4.75)

	Nine Months Ended December 31, 2017
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(15,160)	$(11,337)	(0.32)
Loss on impairment (4)	(1,192)	(775)	(0.02)
Tax items (3)	—	(2,968)	(0.08)
Total special items	$(16,352)	$(15,080)	(0.43)
_____________

(1)
Organizational restructuring costs include severance expense related to separation programs across the Company’s global organization designed to increase efficiency and cut costs as well other restructuring costs.

(2)	Relates to transaction costs included in general and administrative expense, resulting from the announced agreement to acquire Columbia Helicopters.

(3)	Relates to non-cash adjustments related to valuation of deferred tax assets and the Tax Cuts and Jobs Act.

(4)
Loss on impairment for the nine months ended December 31, 2018 includes $87.5 million for the impairment of H225 aircraft, $8.9 million for the impairment of H225 inventory, and $20.8 million for the impairment of Eastern Airways assets including $17.5 million for aircraft and equipment, $3.0 million for intangible assets and $0.3 million for inventory. Loss on impairment for the nine months ended December 31, 2017 includes impairment charge on inventory used on the Company’s training fleet.